Exhibit 99.1

        ZOLL Medical Corporation Announces Record Annual Results

               Record Revenues and Profits for the Year

    CHELMSFORD, Mass.--(BUSINESS WIRE)--Nov. 15, 2007--ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that fiscal 2007 revenues increased 21% to $309,451,000, compared to fiscal 2006 revenues of $255,633,000. Net income for the year increased 50% to $16,662,000, compared to $11,140,000 in the prior year. Diluted earnings per share increased 42% to $0.81, compared to $0.57 in the prior year. Share and per share data reflect a 2-for-1 stock split which became effective on February 20, 2007. Backlog was approximately $24.3 million at the end of the fiscal year, which includes approximately $7.5 million related to the recent order from the State of California.

    Annual sales to the North American market increased by 19% to $237.4 million, compared to $199.1 million for the prior year. Sales to the North American hospital market increased 9% to $85.3 million, compared to $78.1 million last year. Excluding military sales, North American hospital sales increased 26% from $58.3 million to $73.4 million. Military sales were $11.9 million, compared to $19.8 million in the prior year period. Sales to the North American pre-hospital market increased 29% to $131.2 million, compared to $101.7 million in the prior year. North American pre-hospital results include the results of ZOLL Lifecor, whose assets were acquired in April 2006. International revenues increased by 27% to $72.1 million, compared to $56.5 million last year. AutoPulse(R) sales in all markets increased 47% to $14.7 million for the year, compared to $10.0 million in the prior year.

    Fourth-quarter revenues for fiscal year 2007 increased 25% to $92.8 million, compared to $74.2 million in the fourth quarter of last year. Net income increased 26% to $6.8 million, compared to $5.4 million in the prior-year period, and diluted earnings per share increased 22% to $0.33 per share, compared to $0.27 in the fourth quarter of last year.

    Fourth quarter sales to the North American market increased 25% to $74.1 million, compared to $59.2 million in the fourth quarter of 2006. Sales to the North American hospital market increased 45% to $30.8 million, compared to $21.2 million in the fourth quarter of last year. Sales to the military were $6.7 million, compared to $4.8 million in the prior year. Sales to the North American pre-hospital market increased 15% to $38.0 million, compared to the same period last year. International sales increased by 25% to $18.7 million, compared to $15.0 million in the fourth quarter last year. Total AutoPulse shipments to all markets increased by 48% to $5.0 million, compared to $3.4 million in the fourth quarter of the prior year.

    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, "We completed a very strong Fiscal Year 2007 with an outstanding fourth quarter. Sales growth exceeded 25% in every part of our business, except for the military. Success was achieved throughout the world, with International sales continuing to exceed expectations. All products: professional defibs, AEDs, AutoPulse and data management software grew strongly throughout the year. At the bottom line we also made significant progress, achieving record profits. We continue to leverage previous investments, and our profitability continues to expand."

    Commenting further on the full year, Mr. Packer stated, "Our success in the International market was driven by increased professional defibrillator sales. The growth was primarily a function of the continued success of our M Series(R) product, with the R Series(TM) and E Series(R) just starting to get traction in this market. We gained momentum in the latter part of the year in the North American Hospital market, which we attribute to the compelling new features of the R Series product and the hospitals' growing focus on CPR. More than one-third of professional hospital defibrillator orders in the second half of fiscal 2007 were for the R Series. We are more than satisfied with this ramp-up of the R Series. Gains in the pre-hospital market were largely driven by increased volume of our AEDs, data management products and a full year of the LifeVest product."

    With respect to specific products, Mr. Packer noted, "AutoPulse sales increased 48% for the quarter and similarly for the year. Both the International and North American hospital markets' acceptance of this product accelerated this year with sales more than doubling in each market. We believe the outlook for the AutoPulse remains strong. Likewise, AED sales throughout the company continued to accelerate, with a 51% growth rate this past quarter. Clearly, we were aided by our largest competitor's inability to ship product in the U.S. for a significant part of the year. However, the growth of our business goes well beyond this effect, and is just a small part of why we have achieved both higher-than-expected results and a very strong backlog."

    "In another exciting development during the fourth quarter," Mr. Packer added, "we purchased the assets of a catheter-based hypothermia company which was ceasing operation. As a result of the continued strength in our business, we felt we could seize this opportunity to build on our vision of a broader resuscitation related product portfolio. We believe the company had the best technology in the emerging therapeutic hypothermia market, and an extensive intellectual property portfolio. Therapeutic hypothermia for post-resuscitation care has been on our roadmap for a number of years, and we view this modest $5.8 million investment as an incremental step in strengthening our resuscitation strategy."

    Mr. Packer concluded, "Our annual and fourth-quarter results exceeded our expectations. We ended the year with a record backlog of approximately $24 million. We believe the strength of our product offerings will drive continued revenue growth in fiscal 2008. We expect to continue to grow our bottom line at a healthy rate while at the same time making incremental investments in new product areas that will boost longer term growth rates."

    ZOLL will host a conference call on Thursday, November 15, 2007 at 10:30 a.m. EST to discuss its fourth quarter financial results. This conference call will be accessible on the Company's home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

    About ZOLL Medical Corporation

    ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

    ZOLL markets and sells its products in more than 140 countries. The company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the
Middle East, Asia, and Australia. For more information, visit www.zoll.com or call +1 978-421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues related to AutoPulse sales, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 10, 2007. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

    Copyright (C) 2007 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, M Series, E Series, Lifecor and ZOLL are registered trademarks of ZOLL Medical Corporation. R Series is a trademark of ZOLL Medical Corporation.



                       ZOLL MEDICAL CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                          September 30,     October 1,
                                                   2007           2006
                                         -----------------------------
ASSETS
Current assets:
  Cash and cash equivalents               $      37,631   $     42,831
  Short-term investments                         19,767         20,548
  Accounts receivable, net                       78,086         59,078
  Inventory, net                                 57,929         37,119
  Prepaid expenses and other current
   assets                                        11,809          9,010
                                         --------------  -------------
Total current assets                            205,222        168,586
Property and equipment, net                      32,504         26,655
Other assets, net                                81,712         56,245
                                         --------------  -------------
                                          $     319,438   $    251,486
                                         ==============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                        $      21,860   $     13,745
  Accrued expenses and other liabilities         61,792         42,095
                                         --------------  -------------
Total current liabilities                        83,652         55,840
Total stockholders' equity                      235,786        195,646
                                         --------------  -------------
                                          $     319,438   $    251,486
                                         ==============  =============



                       ZOLL MEDICAL CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)

                        Three Months Ended      Twelve Months Ended
                     September 30, October 1, September 30, October 1,
                              2007       2006          2007       2006
                     -------------------------------------------------
Net sales             $     92,785  $  74,178  $    309,451  $ 255,633
Cost of goods sold          41,623     32,653       140,664    116,399
                     ------------- ---------- ------------- ----------
Gross profit                51,162     41,525       168,787    139,234
Expenses:
  Selling and
   marketing                26,243     21,194        91,855     78,366
  General and
   administrative            6,829      6,165        26,203     22,417
  Research and
   development               8,202      6,599        28,686     23,394
                     ------------- ---------- ------------- ----------
  Total expenses            41,274     33,958       146,744    124,177
Income from
 operations                  9,888      7,567        22,043     15,057
Other income                   778        735         3,591      2,082
                     ------------- ---------- ------------- ----------
Income before taxes         10,666      8,302        25,634     17,139
Tax expense                  3,841      2,906         8,972      5,999
                     ------------- ---------- ------------- ----------
Net income            $      6,825  $   5,396  $     16,662  $  11,140
                     ============= ========== ============= ==========
Earnings per share:
Basic                 $       0.33  $    0.28  $       0.82  $    0.58
                     ============= ========== ============= ==========
Diluted               $       0.33  $    0.27  $       0.81  $    0.57
                     ============= ========== ============= ==========
Weighted average
 common shares:
Basic                       20,463     19,362        20,208     19,286
Diluted                     20,860     19,658        20,678     19,442

Certain prior period amounts have been reclassified to conform to the current period presentation with no impact on either net income or earnings per share.


    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, +1 978-421-9655
             Chief Financial Officer